Exhibit 99.1

CASA SYSTEMS, INC.

Restricted Stock Unit Agreement

Inducement Grant

NOTICE OF GRANT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the Agreement Date between Casa Systems, Inc. (the “Company”), a Delaware corporation, and the individual named on the signature page hereto (the “Grantee”).

I.	Agreement Date

Date:

II.	Grantee Information

Grantee:
Grantee Address:

III.	Grant Information

Grant Date:
Number of Restricted Stock Units:
Beginning Price of Common Stock:

IV.	Vesting Table

Vesting Date	Number of Restricted Stock Units that Vest

This Agreement includes this Notice of Grant and the following Exhibit A (General Terms and Conditions), which is expressly incorporated by reference in its entirety herein:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date. By executing this Notice of Grant, the Grantee hereby acknowledges that the Grantee has read this Notice of Grant and the terms and conditions in the following Exhibit, has received and read the Plan, accepts the Restricted Stock Units subject to all of the terms and provisions of this Agreement (including the applicable provisions of the Plan), and understands and agrees to comply with the terms and conditions of this Agreement (and the Plan insofar as it applies to this Agreement).

CASA SYSTEMS, INC.	GRANTEE

Name:	Name:
Title:

Restricted Stock Unit Agreement

Inducement Grant

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Inducement Award of Restricted Stock Units.

In consideration of services rendered and to be rendered to the Company by the Grantee, and as an inducement to the Grantee’s acceptance of the Company’s offer of employment, the Company has granted to the Grantee, subject to the terms and conditions set forth in this Agreement, an award (the “Award”) with respect to the number of restricted shares units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein. This Award is not issued under the Company’s 2017 Stock Incentive Plan (the “Plan”) and does not reduce the share reserve under the Plan. However, for purposes of interpreting the applicable provisions of this Award, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to this Award as if this Award had actually been issued under the Plan. This Award has been granted as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of The NASDAQ Stock Market LLC, and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of equity compensation plans. Capitalized terms used but not defined herein will have the same meaning as defined in the Plan. A copy of the Plan has been provided to the Grantee along with this Agreement.

2. Vesting.

(a) The RSUs shall vest in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”). Any fractional shares resulting from the application of the percentages in the Vesting Table shall be rounded down to the nearest whole number of RSUs.

(b) Upon the vesting of the RSU, the Company will deliver to the Grantee, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Grantee as soon as practicable following each vesting date, but in any event within 30 days of such date. Notwithstanding anything herein to the contrary, in the sole discretion of the Board, the Company may, with respect to any applicable vesting date of the RSU, deliver to the Grantee cash having a fair market value equal to the number of shares of Common Stock underlying the portion of the RSU that vested on such date, payable within 30 days of the vesting date, less applicable taxes.

3. Forfeiture of Unvested RSUs Upon Cessation of Service.

In the event that the Grantee ceases to perform services to the Company for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Grantee, effective as of such cessation. The Grantee shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. If the Grantee provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

4. Restrictions on Transfer.

The Grantee shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

5. Rights as a Shareholder.

The Grantee shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Grantee following the vesting of the RSUs.

6. Provisions of the Plan.

As set forth above, this Award is not granted pursuant to the Plan. However, for the purposes of interpreting the provisions of this Award, of the terms and conditions of the Plan (other than those applicable to the share reserves) shall govern and apply to this Award as if this Award had actually been issued under the Plan.

7. Tax Matters.

(a) Acknowledgments; No Section 83(b) Election. The Grantee acknowledges that he or she is responsible for obtaining the advice of the Grantee’s own tax advisors with respect to the award of RSUs and the Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Grantee acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to RSUs.

(b) Withholding. The Grantee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. On each vesting date (or other date or time at which the Company is required to withhold taxes associated with the RSUs), the Company will retain from the shares of Common Stock otherwise issuable on such date a number of shares having a fair market value (as determined by the Company in its sole discretion) equal to the Company’s minimum statutory withholding obligation. If the Company is unable to retain sufficient shares of Common Stock to satisfy such tax withholding obligations, the Grantee acknowledges and agrees that the Company or an affiliate of the Company has the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, local or other taxes of any kind required by law to be withheld for taxes relating to the RSUs. The Company shall not deliver any shares of Common Stock to the Grantee until it is satisfied that all required withholdings have been made and if such withholding taxes cannot be timely satisfied, then the Grantee shall forfeit the RSUs and have no further rights with respect to the award.

8. Miscellaneous.

(a) Authority of Board. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Board of Directors of the Company (the “Board”) shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. Consistent with the terms of the Plan, the Board may delegate any or all of its powers with respect to the matters covered by this Agreement to one or more committees or subcommittees of the Board. All references herein to the Board shall mean the Board or any such committee or subcommittee. All decisions and actions by the Board with respect to this Agreement shall be made in the Board’s discretion and shall be final and binding on the Grantee.

(b) No Right to Continued Service. The Grantee acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Grantee or confer upon the Grantee any rights with respect to a continued service relationship with the Company.

(c) Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(d) Grantee’s Acknowledgements. The Grantee acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Grantee’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(e) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.